EXHIBIT 10.5

Jones Soda Co.

2022 Omnibus Equity Incentive Plan

STOCK OPTION GRANT NOTICE

Jones Soda Co. (the "Company") hereby grants to you an Option (the "Option") to purchase shares of the Company's Common Stock under the Company's 2022 Omnibus Equity Incentive Plan (the "Plan"). The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this "Grant Notice") and in the Stock Option Agreement and the Plan, which are incorporated into this Grant Notice in their entirety.

Participant:
Grant Date:
Vesting Commencement Date:
Number of Shares Subject to Option (the "Shares"):
Exercise Price (per Share):
Option Expiration Date:
Type of Option:
Vesting and Exercisability Schedule:

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

JONES SODA CO. By: Mark Murray Title: President and CEO	PARTICIPANT Employee Name

Attachments: 1. Stock Option Agreement

Jones Soda Co.

2022 Omnibus Equity Incentive Plan

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the "Grant Notice") and this Stock Option Agreement, Jones Soda Co. has granted you an Option under its 2022 Omnibus Equity Incentive Plan (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice (the "Shares") at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of the Option are as follows:

1.         Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon the termination of your employment or service (including service as a member of the Company’s board of directors) with the Company (“Termination of Service”) and the unvested portion of the Option will terminate.

2.         Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3.         Independent Tax Advice. You should obtain tax advice independent from the Company when exercising the Option and prior to the disposition of the Shares.

4.         Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by wire transfer or check acceptable to the Company; (c) if the Common Stock is registered under the Securities Exchange Act of 1934, as amended, and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required; or (d) by any other method permitted by the Committee.

5.         Treatment Upon Termination of Service. The unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Service. You may exercise the vested portion of the Option as follows:

(a)         General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date;

(b)         Disability. If your employment or service relationship terminates due to Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date.

(c)         Death. If your employment or service relationship terminates due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your death and (ii) the Option Expiration Date; and

(d)         Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of the termination of your employment with the Company for Cause, unless the Committee determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after the termination of your employment with the Company, any Option you then hold may be immediately terminated by the Committee.

It is your responsibility to be aware of the date the Option terminates.

6.         Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee.

7.         Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

8.         Option Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or limit in any way the right of the Company to terminate your employment or other service relationship at any time, with or without Cause.

9.         No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company to you.

10.         Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

11.         Section 409A. Notwithstanding any provision in the Plan or this Agreement to the contrary, the Committee may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A; provided, however, that the Company makes no representations that the Option shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Option.

12.         Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. In accepting the Option, you acknowledge, understand and agree that (a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time; (b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past; (c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company; (d) you are voluntarily participating in the Plan; (e) the Option and any Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of your service contract, if any; (f) the Option and any Shares acquired under the Plan are not intended to replace any compensation; (g) the Option and any Shares acquired under the Plan are not part of normal or expected compensation for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company; (h) the future value of the Shares underlying the Option is unknown and cannot be predicted with certainty; (i) if the underlying Shares do not increase in value, the Option will have no value; (j) if you exercise the Option and acquire Shares, the value of such Shares may increase or decrease in value, even below the exercise price; (k) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from your Termination of Service by the Company (for any reason whatsoever and whether or not in breach of local laws) and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, waive your ability, if any, to bring any such claim, and release the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; (l) in the event of your Termination of Service (whether or not in breach of local laws), your right to vest in the Option under the Plan, if any, will terminate effective as of the date that you are no longer actively retained and will not be extended by any notice period mandated under local law; furthermore, in the event of your Termination of Service (whether or not in breach of local laws), your right to exercise the Option after Termination of Service, if any, will be measured by the date of termination of your active service and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer actively retained in service for purposes of your Option grant; and (m) the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

13.         Data Privacy. By entering into this Agreement and accepting the Option, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of any of your personal data that is necessary to facilitate the implementation, administration and management of the Option and the Plan. You understand that the Company may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan ("Data").

You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the Shares issued upon vesting of the Option may be deposited, and that these recipients may be located in your country or elsewhere, and that the recipient's country (e.g., the United States) may have different data privacy laws and protections than your country You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. You authorize the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Company.